Exhibit 99.1

News Release

American Homes 4 Rent Reports First Quarter 2020 Financial and Operating Results
AGOURA HILLS, Calif., May 7, 2020—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter ended March 31, 2020.
Highlights
•Total revenues increased 3.7% to $289.6 million for the first quarter of 2020 from $279.2 million for the first quarter of 2019.
•Net income attributable to common shareholders totaled $20.2 million, or $0.07 per diluted share, for the first quarter of 2020, compared to $16.3 million, or $0.05 per diluted share, for the first quarter of 2019.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders for the first quarter of 2020 was $103.1 million, or $0.29 per FFO share and unit, compared to $95.7 million, or $0.27 per FFO share and unit, for the first quarter of 2019, which represents a 7.4% increase on a per share and unit basis.
•Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders for the first quarter of 2020 was $93.5 million, or $0.26 per FFO share and unit, compared to $86.9 million, or $0.25 per FFO share and unit, for the first quarter of 2019, which represents a 7.3% increase on a per share and unit basis.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 3.8% year-over-year for the first quarter of 2020.
•Maintained strong Same-Home portfolio Average Occupied Days Percentage of 95.3% while achieving a 3.6% year-over-year growth in Average Monthly Realized Rent per property for the first quarter of 2020.
•After the end of the quarter, upsized existing strategic joint venture with institutional investors advised by J.P. Morgan Asset Management to $625 million, providing additional capital focused on constructing and operating newly built rental homes by the Company.

“We would like to extend our sincerest wishes for the health and wellbeing of our residents, team members and families during these unprecedented times. Additionally, thank you to our team members for your tireless efforts in helping us deliver high-quality, essential housing to over 50,000 American families, which has never been more important,” said David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “We finished the first quarter with strong momentum, delivering over 7% growth in Core FFO per share and unit and 96% end of quarter Same-Home occupancy, positioning us well heading into the pandemic. Through our mobile technology enabled operating platform, we have maintained continuity in our operations, continuing to deliver excellent service to our existing residents while providing new residents the ability to safely find the essential housing they need. Combined with our investment grade balance sheet, strong liquidity profile and geographically diversified portfolio, American Homes 4 Rent is well positioned to weather the COVID-19 pandemic and take advantage of opportunities today and going forward, while we focus on the safety and wellbeing of our residents and employees.”

COVID-19 Business Update

Since the COVID-19 pandemic began towards the end of the first quarter, the Company has been able to maintain continuity in business operations through the use of its mobile technology enabled operating platform as it prioritizes the health and safety of its residents and employees. The Company has implemented comprehensive remote working policies for all corporate and field offices, and additional safety measures for field staff to ensure continuity of services, while protecting employees, residents and their families.

The Company has waived late fees and halted evictions for nonpayment of rent for the months of April and May 2020 and is experiencing lower levels of resident move-outs with an April 2020 Same-Home portfolio monthly turnover rate of 3.0%, which compares to 3.2% in April 2019. The Company has also offered zero percent increases on renewal leases signed in April and May. New leasing activity continues without interruption, as the Company’s proprietary Let Yourself In℠ technology provides full functionality for prospective residents to tour homes, submit applications and execute leases while following social distancing guidelines, resulting in an April 2020 Same-Home portfolio Average Occupied Days Percentage of approximately 95.1%. Additionally, the Company collected 95% of April rents and collected 82% of May rents through May 5, 2020, which represents approximately 94% of rent typically collected during the first five calendar days of the month. Our reported collections numbers reflect actual cash payments received, without application of security deposits, compared to our historic collection levels.

As previously announced, the Company is continuing its temporary suspension of traditional acquisition channel and National Builder Program acquisitions. However, where in compliance with state and local mandates, the Company is continuing construction activity on its pipeline of internally developed built-for-rental homes. To date, the Company has experienced certain COVID-19 related construction delays, including government office slowdowns, and now expects to deliver between 1,000 and 1,200 homes from our in-house development program for the full year of 2020 which compares to 1,200 to 1,500 homes previously communicated in our initial full year guidance remarks.

The extent to which the COVID-19 pandemic will ultimately impact us and our residents will depend on future developments which are highly uncertain. These include the scope, severity and duration of the pandemic and the direct and indirect economic effects of the pandemic and containment measures, among others.

First Quarter 2020 Financial Results
Net income attributable to common shareholders totaled $20.2 million, or $0.07 per diluted share, for the first quarter of 2020, compared to $16.3 million, or $0.05 per diluted share, for the first quarter of 2019. This improvement was primarily attributable to higher revenues resulting from a larger number of occupied properties and higher rental rates, which were offset in part by higher property management expenses, higher general and administrative expense and a noncash write-down included in other expenses associated with the liquidation of legacy joint ventures, which were acquired as part of the American Residential Properties, Inc. merger in February 2016, as well as an increase in gain on sale of single-family properties and other, net.
Total revenues increased 3.7% to $289.6 million for the first quarter of 2020 from $279.2 million for the first quarter of 2019. Revenue growth was primarily driven by continued strong leasing activity, as our average occupied portfolio grew to 48,898 homes for the quarter ended March 31, 2020, compared to 48,345 homes for the quarter ended March 31, 2019, as well as higher rental rates.
Core NOI on our total portfolio increased 4.3% to $157.0 million for the first quarter of 2020, compared to $150.6 million for the first quarter of 2019. This increase was primarily due to growth in rental income resulting from a larger number of occupied properties and higher rental rates, partially offset by higher property tax expense and higher property management expenses, net.
Core revenues from Same-Home properties increased 3.9% to $217.2 million for the first quarter of 2020, compared to $209.0 million for the first quarter of 2019. This growth was primarily driven by a 3.6% increase in Average Monthly Realized Rent per property as well as higher fees from single-family properties resulting from operational enhancements to our fee structure. Core property operating expenses from Same-Home properties increased 4.0% to $76.9 million for the first quarter of 2020, compared to $73.9 million for the first quarter of 2019, driven mostly by higher property tax expense related to the timing of valuation increases and higher property management expenses, net. As a result, Core NOI from Same-Home properties increased 3.8% to $140.2 million for the first quarter of 2020, compared to $135.0 million for the first quarter of 2019.
Core FFO attributable to common share and unit holders was $103.1 million, or $0.29 per FFO share and unit, for the first quarter of 2020, compared to $95.7 million, or $0.27 per FFO share and unit, for the first quarter of 2019. Adjusted FFO attributable to common share and unit holders was $93.5 million, or $0.26 per FFO share and unit, for the first quarter of 2020, compared to $86.9 million, or $0.25 per FFO share and unit, for the first quarter of 2019. This improvement was primarily attributable to increases in rental revenue driven by a larger number of occupied properties and higher rental rates, partially offset by higher property tax expense and higher property management expenses, net.
Portfolio
As of March 31, 2020, the Company had an occupancy percentage of 94.6%, compared to 94.9% as of December 31, 2019. The occupancy percentage on Same-Home properties was 96.0% as of March 31, 2020 and December 31, 2019.
Investments
As of March 31, 2020, the Company’s total portfolio consisted of 52,776 homes, including 960 properties held for sale, compared to 52,552 homes as of December 31, 2019, including 1,187 properties held for sale, an increase of 224 homes during the first quarter of 2020, which included 401 newly constructed properties delivered through our AMH Development and National Builder Programs and 255 homes acquired through traditional acquisition channels, partially offset by 410 homes sold and 22 homes contributed to an unconsolidated joint venture. Also, as of March 31, 2020, the Company had an additional 876 properties held in unconsolidated joint ventures, representing a net increase of 68 properties, compared to 808 properties held in unconsolidated joint ventures as of December 31, 2019.
Capital Activities, Balance Sheet and Liquidity
As of March 31, 2020, the Company had cash and cash equivalents of $33.1 million and had total outstanding debt of $3.0 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.3% and a weighted-average term to maturity of 12.5 years. The Company had $105.0 million of outstanding borrowings on its $800.0 million revolving credit facility at the end of the quarter. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2022. During the first quarter of 2020, the Company generated $75.8 million of Retained Cash Flow and sold 410 properties generating $81.2 million of net proceeds.
As of April 30, 2020, the Company had cash and cash equivalents of $30.1 million with no changes to total outstanding debt since March 31, 2020. During April 2020, the Company sold an additional 60 properties generating $13.8 million of net proceeds.
After the end of the quarter, the Company upsized its existing strategic joint venture with institutional investors advised by J.P. Morgan Asset Management to increase the size of the partnership to $625 million. The upsizing provides additional capital focused on constructing and operating newly built rental homes by the Company while other principal terms of the agreement remain the same.

2020 Guidance

Given the rapidly evolving nature of the pandemic and the uncertainties around the long-term economic impacts, the Company believes it is still too early to estimate the impact of the pandemic to the Company’s financial results and therefore has withdrawn full year 2020 guidance previously issued on February 27, 2020. The Company plans to provide an update to its full year 2020 guidance once there is further clarity on the impact of the pandemic.
Additional Information
A copy of the Company’s First Quarter 2020 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, May 8, 2020, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2020, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, May 22, 2020 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13701430#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of March 31, 2020, we owned 52,776 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our expectations with respect to the impacts of the COVID-19 pandemic, our belief that our acquisition and homebuilding programs will result in continued growth, and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the potential adverse effect of the COVID-19 pandemic on the financial condition, operating results and cash flows of the Company, our tenants, the real estate market, the global economy and the financial markets. The extent to which the COVID-19 pandemic impacts us and our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Single-family properties:
Land	$1,784,804	$1,756,504
Buildings and improvements	7,814,877	7,691,877
Single-family properties in operation	9,599,681	9,448,381
Less: accumulated depreciation	(1,532,306)	(1,462,105)
Single-family properties in operation, net	8,067,375	7,986,276
Single-family properties under development and development land	407,456	355,427
Single-family properties held for sale, net	172,045	209,828
Total real estate assets, net	8,646,876	8,551,531
Cash and cash equivalents	33,108	37,575
Restricted cash	128,621	126,544
Rent and other receivables	29,956	29,618
Escrow deposits, prepaid expenses and other assets	151,326	140,961
Investments in unconsolidated joint ventures	65,533	67,935
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$9,201,365	$9,100,109

Liabilities
Revolving credit facility	$105,000	$—
Asset-backed securitizations, net	1,940,869	1,945,044
Unsecured senior notes, net	888,791	888,453
Accounts payable and accrued expenses	241,950	243,193
Amounts payable to affiliates	—	4,629
Total liabilities	3,176,610	3,081,319

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 300,315,609 and 300,107,599 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively)	3,003	3,001
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at March 31, 2020 and December 31, 2019)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 35,350,000 shares issued and outstanding at March 31, 2020 and December 31, 2019)	354	354
Additional paid-in capital	5,792,418	5,790,775
Accumulated deficit	(461,706)	(465,368)
Accumulated other comprehensive income	6,452	6,658
Total shareholders’ equity	5,340,527	5,335,426
Noncontrolling interest	684,228	683,364
Total equity	6,024,755	6,018,790

Total liabilities and equity	$9,201,365	$9,100,109

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Revenues:
Rents and other single-family property revenues	$287,342	$277,694
Other	2,252	1,510
Total revenues	289,594	279,204

Expenses:
Property operating expenses	107,497	106,684
Property management expenses	23,276	20,709
General and administrative expense	11,266	9,435
Interest expense	29,715	31,915
Acquisition and other transaction costs	2,147	834
Depreciation and amortization	82,821	81,161
Other	6,110	1,024
Total expenses	262,832	251,762

Gain on sale of single-family properties and other, net	10,765	5,649

Net income	37,527	33,091

Noncontrolling interest	3,501	3,026
Dividends on preferred shares	13,782	13,782

Net income attributable to common shareholders	$20,244	$16,283

Weighted-average common shares outstanding:
Basic	300,813,069	296,833,755
Diluted	301,305,068	297,444,941

Net income attributable to common shareholders per share:
Basic	$0.07	$0.05
Diluted	$0.07	$0.05

Non-GAAP Financial Measures
This press release and the First Quarter 2020 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the First Quarter 2020 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months ended March 31, 2020 and 2019 (amounts in thousands, except share data):

	For the Three Months Ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$20,244	$16,283
Adjustments:
Noncontrolling interests in the Operating Partnership	3,501	3,026
Net (gain) on sale / impairment of single-family properties and other	(5,614)	(5,145)
Adjustments for unconsolidated joint ventures	238	554
Depreciation and amortization	82,821	81,161
Less: depreciation and amortization of non-real estate assets	(2,064)	(1,940)
FFO attributable to common share and unit holders	$99,126	$93,939
Adjustments:
Acquisition and other transaction costs	2,147	834
Noncash share-based compensation - general and administrative	1,369	659
Noncash share-based compensation - property management	439	293
Core FFO attributable to common share and unit holders	$103,081	$95,725
Recurring capital expenditures (1)	(8,711)	(7,860)
Leasing costs	(910)	(999)
Adjusted FFO attributable to common share and unit holders	$93,460	$86,866
Common distributions	(17,690)	(17,630)
Retained Cash Flow	$75,770	$69,236

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.28	$0.27
Core FFO attributable to common share and unit holders	$0.29	$0.27
Adjusted FFO attributable to common share and unit holders	$0.26	$0.25

Weighted-average FFO shares and units:
Common shares outstanding	300,813,069	296,833,755
Share-based compensation plan (2)	720,386	611,186
Operating partnership units	52,026,980	55,166,826
Total weighted-average FFO shares and units	353,560,435	352,611,767
(1)As a portion of our homes are recently developed, acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.
(2)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to the impacted single-family properties, and (4) gain or loss on early extinguishment of debt.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as total revenues, excluding expenses reimbursed by tenant charge-backs and other revenues, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (3) gain or loss on sales of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, (9) other expenses and (10) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.

Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three months ended March 31, 2020 and 2019 (amounts in thousands):

	For the Three Months Ended March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Total revenues	$289,594	$279,204
Tenant charge-backs	(40,013)	(39,952)
Other revenues	(2,252)	(1,510)
Core revenues	247,329	237,742
Less: Non-Same-Home core revenues	30,166	28,766
Same-Home core revenues	$217,163	$208,976

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$107,497	$106,684
Property management expenses	23,276	20,709
Noncash share-based compensation - property management	(439)	(293)
Expenses reimbursed by tenant charge-backs	(40,013)	(39,952)
Core property operating expenses	90,321	87,148
Less: Non-Same-Home core property operating expenses	13,380	13,200
Same-Home core property operating expenses	$76,941	$73,948

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$37,527	$33,091
Gain on sale of single-family properties and other, net	(10,765)	(5,649)
Depreciation and amortization	82,821	81,161
Acquisition and other transaction costs	2,147	834
Noncash share-based compensation - property management	439	293
Interest expense	29,715	31,915
General and administrative expense	11,266	9,435
Other expenses	6,110	1,024
Other revenues	(2,252)	(1,510)
Core NOI	157,008	150,594
Less: Non-Same-Home Core NOI	16,786	15,566
Same-Home Core NOI	140,222	135,028
Less: Same-Home recurring capital expenditures	7,795	6,878
Same-Home Core NOI After Capital Expenditures	$132,427	$128,150

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com